Exhibit 1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of the August 16, 2010, between John Coustas and Danaos Investments Limited as Trustee of the 883 Trust (collectively, the “Joint Filers”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

1.             Schedule 13D with respect to the Common Stock, par value $0.01 per share, of Danaos Corporation (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2.             Each of the Joint Filers is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

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IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first written above.

DANAOS INVESTMENTS LIMITED AS TRUSTEE OF THE 883 TRUST

By:	/s/ John Coustas
Name: John Coustas
Title: Director

/s/ John Coustas
John Coustas